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EXHIBIT (a)(1)(vi)

Internal Post

To: Participating IDT Employee
From: Dorene Hayes, Stock Administrator
Date:                        , 2002

Dear IDT Employee:

        This message confirms that we have received your Election Concerning Exchange of Stock Options form (the "election form"). Pursuant to the Offer to Exchange Certain Outstanding Options and the election form, if your election form is properly completed, we will accept your options elected for exchange at 9:00 a.m. Pacific Time on December 6, 2002, unless this offer is extended, in which case we will accept your options shortly following the expiration of the extended period. Unless you withdraw your elected options in accordance with the provisions of Section 4 of the Offer to Exchange Certain Outstanding Options before this time (or, if this offer is extended, before the new expiration time), we will cancel all options that you have properly elected to exchange. We will also cancel all options granted to you during the six-month period ending on November 5, 2002, or during the period from November 5, 2002 through the expiration date. If you do not withdraw your elected options and we accept your options for exchange, shortly following the expiration of this offer we will provide you with a rights letter confirming that your options have been accepted for exchange and will be cancelled. Replacement options will be granted to you in exchange for the options we cancel on a specified date during the 30-day period beginning on the first business day that is at least six months and one day from the date we cancel your options elected for exchange, subject to your continued employment and other terms and conditions of the offer. However, if you elected to exchange any options that were granted to you between June 1, 2000 and October 31, 2000, replacement options will not be granted to you in exchange for the options we cancel that were granted to you on December 21, 2000.

        If you have any questions, please immediately reply to me at (408) 654-6618.

Thank you.

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  EXHIBIT (a)(1)(vi)